Exhibit 1.40

26 February 2021

SUPPLEMENT TO THE MERGER AND LISTING PROSPECTUS – 26 February 2021

NOT FOR PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, IN OR INTO AUSTRALIA, CANADA, HONG KONG, JAPAN, SOUTH AFRICA OR ANY OTHER JURISDICTION WHERE SUCH PUBLICATION OR DISTRIBUTION WOULD VIOLATE APPLICABLE LAWS OR RULES OR WOULD REQUIRE ADDITIONAL DOCUMENTS TO BE COMPLETED OR REGISTERED OR REQUIRE ANY MEASURE TO BE UNDERTAKEN IN ADDITION TO THE REQUIREMENTS UNDER FINNISH LAW. SEE “IMPORTANT INFORMATION” ON PAGES 21–22 BELOW.

This document (the “Supplement”) is a supplement to the merger and listing prospectus dated 23 October 2020 (the “Merger Prospectus”) in respect of the merger of Arcus ASA (“Arcus”) into Altia Plc (“Altia”). The Merger Prospectus has been approved by the Finnish Financial Supervisory Authority (the “FIN-FSA”) as the competent authority under Regulation (EU) 2017/1129 (the “Prospectus Regulation”) on 23 October 2020. The decision number of such approval is FIVA 49/02.05.04/2020. A certificate of approval of this Supplement, with a copy of this Supplement will be notified to the Norwegian Financial Supervision Authority in accordance with the Prospectus Regulation.

The definitions used in this supplement have the same meaning as in the Merger Prospectus, unless otherwise stated. This Supplement constitutes a part of the Merger Prospectus and should be read together therewith.

This Supplement is prepared due to the announcement of Altia’s audited consolidated financial statements as at and for the year ended 31 December 2020 (the “Financial Statements”) on 25 February 2021 and Arcus’ unaudited consolidated interim financial report as at and for the year ended 31 December 2020 (the “Interim Report”) on 17 February 2021.

Consequently, the information contained in the Merger Prospectus is supplemented in the manner set out in this Supplement. The Financial Statements and the Interim Report are hereby incroporated by refence into the Merger Prospectus. The section “Information Incorporated by Reference into this Merger Prospectus” on page 171 of the Merger Prospectus is updated accordingly as presented below.

TABLE OF CONTENT

Supplements to the section “Summary”	3
Supplements to the section “Tiivistelmä”	4
Supplements to the section ”Risk Factors”	5
Supplements to the section “Certain Matters”	5
Supplements to the section “Merger of Altia and Arcus”	6
Supplements to the section “Information on the Combined Company”	6
Supplements to the section “Selected Consolidated Financial Information”	6
Supplements to the section “Information on Altia”	17
Supplements to the section “Information on Arcus”	19
Supplements to the section “Information Incorporated by Reference into this Merger Prospectus”	20

SUPPLEMENTS TO THE MERGER PROSPECTUS

Supplements to the section “Summary”

Due to the publication of the Financial Statements and the Interim Report, the section of the Merger Prospectus entitled “Summary” is supplemented as follows:

1)	The following text is inserted to replace the first paragraph of the section entitled “Summary – What is the Key Financial Information Regarding the Issuer?” on page 2 of the Merger Prospectus:

The following table presents selected consolidated financial information of Altia as at and for the financial years ended 31 December 2020 and 31 December 2019. The selected consolidated financial information presented below has been derived from Altia’s audited consolidated financial statements as at and for the years ended 31 December 2020 and 31 December 2019, prepared in accordance with IFRS as adopted by the EU, both of which are incorporated by reference into this Merger Prospectus.

2)	The following table is inserted to replace the table contained in the section entitled “Summary – What is the Key Financial Information Regarding the Issuer?” on page 3 of the Merger Prospectus:

	As at and for the year ended 31 December	As at and for the year ended 31 December
In EUR million, unless otherwise indicated	2020	2019
	(audited, unless otherwise indicated)	(audited, unless otherwise indicated)
Income statement and statement of comprehensive income
Net sales	342.4	359.6
Operating result	22.9	25.1
Comparable EBITDA	52.4	44.8
Comparable EBITDA margin, %	15.31)	12.411)
Result for the period	17.8	18.4
Earnings per share (basic and diluted), EUR	0.49	0.51
Balance sheet
Total assets	455.6	400.2
Total equity	156.3	151.2
Net debt	-3.91)	28.91)
Statement of cash flows
Net cash flow from operating activities	56.1	52.6
Net cash flow from investing activities	-5.6	-6.0
Net cash flow from financing activities	14.6	-23.9

1) Unaudited.

There are no qualifications in the audit report relating to Altia’s audited consolidated financial statement as at and for the years ended 31 December 2020 and 31 December 2019.

3)	The following text is inserted to replace the first paragraph of the section entitled “Summary – What is the Key Financial Information Regarding the Merging Company?” on page 4 of the Merger Prospectus:

The following table presents selected consolidated financial information of Arcus as at and for the financial years ended 31 December 2020 and 31 December 2019. The selected consolidated financial information presented below has been derived from Arcus’ unaudited consolidated interim financial report as at and for the financial year ended 31 December 2020 prepared in accordance with “IAS 34 – Interim Financial Reporting”, and Arcus’ audited consolidated financial statements as at and for the year ended 31 December 2019, prepared in accordance with IFRS as adopted by the EU, both of which are incorporated by reference into this Merger Prospectus.

4)	The following table is inserted to replace the table contained in the section entitled “Summary – What is the Key Financial Information Regarding the Merging Company?” on page 5 of the Merger Prospectus:

	As at and for the year ended 31 December	As at and for the year ended 31 December
In NOK million, unless otherwise indicated	2020	2019
	(unaudited)	(audited)
Income statement
Total operating revenue	3,204	2,763
Adjusted EBITDA	543	397
Adjusted EBITDA margin %	17.0%	14.4%
Adjusted operating result (EBIT)	420	277
Adjusted operating margin %	13.1%	10.0%
Result for the period	200	133
Earnings per share (NOK)	2.89	1.94
Diluted earnings per share (NOK)	2.80	1.85
Balance sheet
Total assets	6,269	5,590
Total equity	1,803	1,662
Total liabilities	4,466	3,928
Statement of cash flows
Net cash flow from operating activities	534	292
Net cash flow from investing activities	-43	-71
Net cash flow from financing activities	-272	-284

Supplements to the section “Tiivistelmä”

Due to the publication of the Financial Statements and the Interim Report, the section of the Merger Prospectus entitled “Tiivistelmä” is supplemented as follows:

1)	The following text is inserted to replace the first paragraph of the section entitled “Tiivistelmä – Mitkä ovat liikkeeseenlaskijan keskeiset taloudelliset tiedot?” on page 11 of the Merger Prospectus:

Seuraavissa taulukoissa esitetään Altian valikoituja konsernitilinpäätöstietoja 31.12.2020 ja 31.12.2019 päättyneiltä tilikausilta. Alla esitettävät valikoidut konsernitilinpäätöstiedot ovat peräisin EU:n käyttöön ottamien IFRS-standardien mukaisesti 31.12.2020 ja 31.12.2019 päättyneiltä tilikausilta laadituista Altian tilintarkastetuista konsernitilinpäätöksistä, jotka asiakirjat on sisällytetty tähän Sulautumisesitteeseen viittaamalla.

2)	The following table is inserted to replace the table contained in the section entitled “Tiivistelmä – Mitkä ovat liikkeeseenlaskijan keskeiset taloudelliset tiedot?” on page 12 of the Merger Prospectus:

	1.1.–31.12. ja 31.12.	1.1.–31.12. ja 31.12.
Milj. euroa, ellei toisin ilmoitettu	2020	2019
	(tilintarkastettu, ellei toisin ole ilmoitettu)	(tilintarkastettu, ellei toisin ole ilmoitettu)
Tuloslaskelma ja laaja tuloslaskelma
Liikevaihto	342,4	359,6
Liiketulos	22,9	25,1
Vertailukelpoinen käyttökate	52,4	44,8
Vertailukelpoinen käyttökateprosentti	15,31)	12,41)
Kauden tulos	17,8	18,4
Osakekohtainen tulos (laimentamaton ja laimennusvaikutuksella oikaistu), euroa	0,49	0,51
Tase
Varat yhteensä	455,6	400,2
Oma pääoma yhteensä	156,3	151,2
Nettovelka	-3,91)	28,91)
Rahavirtalaskelma
Liiketoiminnan nettorahavirta	56,1	52,6
Investointien nettorahavirta	-5,6	-6,0
Rahoituksen nettorahavirta	14,6	-23,9

 1) Tilintarkastamaton.

Tilintarkastuskertomuksissa ei ole Altian 31.12.2020 ja 31.12.2019 päättyneiltä tilikausilta laadittuihin tilintarkastettuihin konsernitilinpäätöksiin liittyviä muistutuksia.

3)	The following text is inserted to replace the first paragraph of the section entitled “Tiivistelmä – Mitkä ovat Sulautuvan Yhtiön keskeiset taloudelliset tiedot?” on page 13 of the Merger Prospectus:

Seuraavissa taulukoissa esitetään Arcuksen valikoituja konsernitilinpäätöstietoja 31.12.2020 ja 31.12.2019 päättyneiltä tilikausilta. Alla esitettävät valikoidut konsernitilinpäätöstiedot ovat peräisin ”IAS 34 – Osavuosikatsaukset” -standardin mukaisesti 31.12.2020 päättyneeltä tilikaudelta laaditusta Arcuksen tilintarkastamattomasta osavuosikatsauksesta ja EU:n käyttöön ottamien IFRS-standardien mukaisesti 31.12.2019 päättyneeltä tilikaudelta laaditusta Arcuksen tilintarkastetusta konsernitilinpäätöksestä, jotka asiakirjat on sisällytetty tähän Sulautumisesitteeseen viittaamalla.

4)	The following table is inserted to replace the table contained in the section entitled “Tiivistelmä – Mitkä ovat Sulautuvan Yhtiön keskeiset taloudelliset tiedot?” on page 14 of the Merger Prospectus:

	1.1.–31.12. ja 31.12.	1.1.–31.12. ja 31.12.
Milj. Norjan kruunua, ellei toisin ilmoitettu	2020	2019
	(tilintarkastamaton)	(tilintarkastettu)
Tuloslaskelma
Liikevaihto	3 204	2 763
Oikaistu käyttökate	543	397
Oikaistu käyttökatemarginaali, %	17,0%	14,4%
Oikaistu liiketulos (EBIT)	420	277
Oikaistu liiketulosmarginaali, %	13,1%	10,0%
Kauden tulos	200	133
Osakekohtainen tulos (NOK)	2,89	1,94
Laimennusvaikutuksella oikaistu osakekohtainen tulos (NOK)	2,80	1,85
Tase
Varat yhteensä	6 269	5 590
Oma pääoma yhteensä	1 803	1 662
Velat yhteensä	4 466	3 928
Rahavirtalaskelma
Liiketoiminnan nettorahavirta	534	292
Investointien nettorahavirta	-43	-71
Rahoituksen nettorahavirta	-272	-284

Supplements to the section ”Risk Factors”

Due to Altia and Arcus both obtaining the consents and waivers from the lenders under their existing senior facilities agreements in order for their existing financing arrangements to continue in force and survive the Merger, the section of the Merger Prospectus entitled “Risk Factors” is amended as follows:

1)	The fourth paragraph of the section entitled “Risk Factors – Risks Related to the Merger – There is no certainty that the Merger will be completed, or the completion may be delayed” on page 20 of the Merger Prospectus is removed.

2)	The following text is inserted to replace the section entitled “Risk Factors – Risks Related to Financial Position and Financing - The Combined Company is exposed to changes in interest rates in interest-bearing liabilities” on page 43 of the Merger Prospectus.

As at 30 June 2020, Altia’s interest-bearing liabilities were EUR 131.1 million, of which EUR 12.0 million incurred interest at a fixed rate. As at 30 June 2020, Arcus’ interest-bearing liabilities were EUR 188 million, all being subject to variable interest rates. The Combined Company’s interest rate risk arises from its interest-bearing liabilities consisting of borrowings and lease liabilities. Interest-bearing liabilities issued at variable rates expose the Combined Company to cash flow interest rate risks. Interest-bearing liabilities issued at fixed rates expose the Combined Company to fair value interest rate risks. Interest rates can increase in response to numerous factors outside the Combined Company’s control, including government and central bank policies. Any increase in interest rates would cause the Combined Company’s current financial expenses to increase and could have a material adverse impact on the Combined Company’s financial condition, ability to raise capital, liquidity as well as its future refinancing expenses. The materialisation of risks associated with the interest rate fluctuations may therefore have a material adverse effect on the Combined Company’s business, financial condition and results of operations.

Supplements to the section “Certain Matters”

Due to the publication of the Financial Statements and the Interim Report, the section of the Merger Prospectus entitled “Certain Matters – Presentation of Financial and Certain Other Information” is supplemented as follows:

1)	The following texts are inserted to replace the sections entitled “Certain Matters - Presentation of Financial and Certain Other Information – Historical Financial Information of Altia” and “Certain Matters – Presentation of Financial and Certain Other Information – Historical Financial Information of Arcus”, respectively, on page 52 of the Merger Prospectus:

Historical Financial Information of Altia

The financial information of Altia included in this Merger Prospectus has been derived from Altia’s audited consolidated financial statements as at and for the years ended 31 December 2020 and 31 December 2019, prepared in accordance with IFRS as adopted by the EU, both of which are incorporated by reference into this Merger Prospectus.

Historical Financial Information of Arcus

The financial information of Arcus included in this Merger Prospectus has been derived from Arcus’ unaudited consolidated interim financial report as at and for the financial year ended 30 December 2020 prepared in accordance with “IAS 34 – Interim Financial Reporting”, and Arcus’ audited consolidated financial statements as at and for the year ended 31 December 2019, prepared in accordance with IFRS as adopted by the EU, both of which are incorporated by reference into this Merger Prospectus.

Supplements to the section “Merger of Altia and Arcus”

Due to Altia and Arcus having agreed on a dividend payment for the financial year 2020, the section of the Merger Prospectus entitled “Merger of Altia and Arcus” is supplemented as follows:

1)	The following text is inserted as the last paragraph of the section entitled “Merger of Altia and Arcus – Merger Plan – Arrangements Outside of Ordinary Business Operations” on page 65 of the Merger Prospectus:

Altia and Arcus have agreed that a dividend payment for the financial year 2020 may be proposed for resolution at their respective Annual General Meetings for the year 2021, provided that such dividend payments reflect the Exchange Ratio agreed between Altia and Arcus for the purposes of the Merger (i.e. any dividend potentially paid by Altia will entitle Arcus to pay a dividend equal to the amount of the dividend paid by Altia multiplied by 0.8692) and are made based on a dividend payment record date falling prior to the Effective Date. On 25 February 2021, Altia published a proposal by its Board of Directors to the Annual General Meeting of Altia to be held on 19 March 2021, according to which the Board of Directors proposes that the Annual General Meeting resolves to distribute a dividend of 0.35 EUR per share for the 2020 financial year. Similarly, on 25 February 2021, Arcus published a proposal by its Board of Directors to the Annual General Meeting of Arcus to be held on 26 March 2021, according to which the Board of Directors proposes that the Annual General Meeting resolves to distribute a dividend of 1.66 NOK per share for the 2020 financial year, reflecting the Exchange Ratio as described above.

Supplements to the section “Information on the Combined Company”

Due to Altia and Arcus both obtaining the consents and waivers from the lenders under their existing senior facilities agreements in order for their existing financing arrangements to continue in force and survive the Merger, the section of the Merger Prospectus entitled “Information on the Combined Company” is supplemented as follows:

1)	Paragraphs two to four of the section entitled “Information on the Combined Company – Financing” on page 73 of the Merger Prospectus are removed.

Supplements to the section “Selected Consolidated Financial Information”

Due to the publication of the Financial Statements and the Interim Report, the section of the Merger Prospectus entitled “Selected Consolidated Financial Information” is supplemented as follows:

1)	The following texts are inserted to replace the first and the second paragraphs of the section entitled “Selected Consolidated Financial Information – Selected Consolidated Financial Information of Altia” on page 76 of the Merger Prospectus:

The following tables present selected consolidated financial information of Altia as at and for the financial years ended 31 December 2020 and 31 December 2019. The selected consolidated financial information presented below has been derived from Altia’s audited consolidated financial statements as at and for the years ended 31 December 2020 and 31 December 2019, prepared in accordance with IFRS as adopted by the EU, both of which are incorporated by reference into this Merger Prospectus.

The selected consolidated financial information provided herein should be read together with “Certain matters – Presentation of Financial and Certain Other Information” and Altia’s audited consolidated financial statements as at and for the years ended 31 December 2020 and 31 December 2019 incorporated by reference into this Merger Prospectus.

2)	The following tables are inserted to replace the corresponding tables contained in the section entitled “Selected Consolidated Financial Information – Selected Consolidated Financial Information of Altia” on pages 76 to 82 of the Merger Prospectus:

Consolidated Income Statement

	For the year ended 31 December	For the year ended 31 December
	2020	2019
In EUR million, unless otherwise indicated	(audited)	(audited)
Net sales	342.4	359.6
Other operating income	6.2	7.6
Materials and services	-192.5	-213.1
Employee benefit expenses	-49.1	-45.9
Other operating expenses	-66.6	-65.0
Depreciation, amortisation and impairment	-17.4	-17.9
Operating result	22.9	25.1
Finance income	0.2	3.5
Finance expenses	-3.1	-5.7
Share of profit in associates and joint ventures and income from interests in joint operations	1.2	1.6
Result before taxes	21.3	24.6
Income tax expense	-3.5	-6.2
Result for the period	17.8	18.4

Result for the period attributable to:
Owners of the parent	17.8	18.4
Earnings per share for the result attributable to owners
of the parent, EUR
Basic and diluted	0.49	0.51

Consolidated Statement of Comprehensive Income

	For the year ended 31 December	For the year ended 31 December
	2020	2019
In EUR million	(audited)	(audited)
Result for the period	17.8	18.4

Other comprehensive income
Items that will not be reclassified to profit or loss
Remeasurements of post-employment benefit obligations	0.2	-0.2
Related income tax	-0.0	0.0
Total	0.2	-0.2
Items that may be reclassified to profit or loss
Cash flow hedges	0.2	-1.3
Translation differences	1.8	-2.4
Income tax related to these items	-0.0	0.3
Total	2.0	-3.5
Other comprehensive income for the period, net of tax	2.2	-3.6
Total comprehensive income for the period	20.0	14.8
Total comprehensive income attributable to:
Owners of the parent	20.0	14.8

Consolidated Balance Sheet

	As at 31 December	As at 31 December
	2020	2019
In EUR million	(audited)	(audited)

ASSETS
Non-current assets
Goodwill	81.4	80.1
Other intangible assets	20.7	25.2
Property, plant and equipment	58.9	60.9
Right-of-use assets	10.2	10.4
Investments in associates, joint ventures and interests in joint operations	9.1	8.8
Financial assets at fair value through other comprehensive income	1.4	1.4
Deferred tax assets	1.4	0.9
Total non-current assets	183.2	187.7

Current assets
Inventories	92.3	92.0
Contract assets	0.2	0.2
Trade and other receivables	46.8	54.4
Current tax assets	2.4	1.6
Cash and cash equivalents	130.7	64.2
Total current assets	272.3	212.4
TOTAL ASSETS	455.6	400.2

EQUITY AND LIABILITIES

Equity attributable to owners of the parent
Share capital	60.5	60.5
Invested unrestricted equity fund	1.2	1.2
Fair value reserve	0.6	0.6
Legal reserve	0.1	0.1
Hedge reserve	-0.9	-1.0
Translation differences	-20.5	-22.1
Retained earnings	115.3	111.9
Total equity	156.3	151.2

Non-current liabilities
Deferred tax liabilities	16.8	16.7
Borrowings	69.6	76.1
Lease liabilities	7.0	7.1
Employee benefit obligations	1.1	1.4
Total non-current liabilities	94.5	101.3

Current liabilities
Borrowings	46.5	6.5
Lease liabilities	3.7	3.4
Trade and other payables	152.6	134.7
Contract liabilities	0.5	0.5
Current tax liabilities	1.5	2.5
Total current liabilities	204.8	147.6
Total liabilities	299.2	249.0
TOTAL EQUITY AND LIABILITIES	455.6	400.2

Consolidated Statement of Cash Flows

	For the six months ended 30 June	For the year ended 31 December
	2020	2019
In EUR million	(audited)	(audited)

Cash flow from operating activities
Result before taxes	21.3	24.6
Adjustments
Depreciation, amortisation and impairment	17.4	17.9
Share of profit in associates and joint ventures and income from investments in joint operations	-1.2	-1.6
Net gain on sale of non-current assets	-0.0	-0.0
Finance income and costs	2.9	2.2
Other adjustments	0.4	-0.8
	19.4	17.7

Change in working capital
Change in inventories, increase (-) / decrease (+)	0.2	7.4
Change in contract assets, trade and other receivables, increase (-) / decrease (+)	7.7	5.3
Change in contract liabilities, trade and other payables, increase (+) / decrease (-)	16.8	3.8
Change in working capital	24.7	16.5

Interests paid	-1.6	-1.6
Interests received	0.1	0.2
Other finance income and expenses paid	-1.4	-1.7
Income taxes paid	-6.4	-3.1
Financial items and taxes	-9.3	-6.1

Net cash flow from operating activities	56.1	52.6

Cash flow from investing activities
Payments for property, plant and equipment and intangible assets	-7.0	-6.8
Proceeds from sale of property, plant and equipment and intangible assets	0.3	0.1
Investments in associated companies and joint ventures	—	-0.2
Interest received from investments in joint operations	0.9	0.9
Dividends received	0.2	—
Net cash flow from investing activities	-5.6	-6.0

Cash flow from financing activities
Changes in commercial paper program	40.0	—
Repayment of borrowings	-6.5	-6.5
Repayment of lease liabilities	-3.7	-3.7
Dividends paid and other distributions of profits	-15.2	-13.7
Net cash flow from financing activities	14.6	-23.9

Change in cash and cash equivalents	65.1	22.7

Cash and cash equivalents at the beginning of the period	64.2	42.0
Translation differences on cash and cash equivalents	1.4	-0.5
Change in cash and cash equivalents	65.1	22.7
Cash and cash equivalents at the end of the period	130.7	64.2

Consolidated Segment Information

	For the year ended 31 December	For the year ended 31 December
	2020	2019
In EUR million	(audited)	(audited)

Net sales, external
Finland & Exports	117.2	128.6
Scandinavia	123.9	120.7
Altia Industrial	101.2	110.2
Group net sales, external	342.4	359.6

Comparable EBITDA
Finland & Exports	19.8	20.6
Scandinavia	14.2	12.1
Altia Industrial	17.9	11.4
Other	0.5	0.7
Group comparable EBITDA	52.4	44.8
Total items affecting comparability	-12.1	-1.7
Group EBITDA	40.3	43.1
Depreciation, amortisation and impairment	-17.4	-17.9
Group operating result	22.9	25.1

Financial Key Figures

	As at and for the year ended 31 December	As at and for the year ended 31 December
	2020	2019
In EUR million, unless otherwise indicated	(unaudited, unless otherwise indicated)	(unaudited, unless otherwise indicated)
Net sales	342.41)	359.61)
Comparable EBITDA	52.41)	44.81)
Comparable EBITDA margin, %	15.3	12.4
EBITDA	40.31)	43.11)
EBITDA margin, %	11.8	12.0
Comparable operating result (EBIT)	35.0	26.8
Comparable operating margin, %	10.2	7.5
Operating result	22.91)	25.11)
Result before taxes	21.31)	24.61)
Result for the period	17.81)	18.41)
Items affecting comparability	-12.11)	-1.71)
Cash and cash equivalents	130.71)	64.21)
Total equity	156.31)	151.21)
Borrowings	116.1	82.6
Invested capital	272.4	233.8
Return on equity (ROE), %	11.6	12.2
Return on invested capital (ROI), %	7.7	8.5
Net debt	-3.9	28.9
Gearing, %	-2.5	19.1
Equity ratio, %	34.3	37.8
Net cash flow from operating activities	56.11)	52.61)
Net debt / Comparable EBITDA	-0.1	0.6
Earnings / share (Basic and diluted), EUR	0.491)	0.511)
Equity / share, EUR	4.33	4.18
Number of outstanding shares at the end of the period (1,000 shares)	36,140,485	36,140,485
Average number of personnel	650	682

 _____________________

1) Audited.

Reconciliation of Alternative Performance Measures

	For the year ended 31 December	For the year ended 31 December
	2020	2019
In EUR million, unless otherwise indicated	(unaudited, unless otherwise indicated)	(unaudited, unless otherwise indicated)
Items affecting comparability
Net gains or losses from business and assets disposals	—	0.1
Costs for closure of business operations and restructurings	-0.3	-0.2
Major corporate projects
Costs related to the closed voluntary pension scheme	-0.5	-1.6
Costs related to the merger of Altia and Arcus	-11.4	—
Total items affecting comparability	-12.11)	-1.71)

Comparable EBITDA
Operating result	22.91)	25.11)
Less:
Depreciation, amortisation and impairment	17.41)	17.91)
Total items affecting comparability	12.11)	1.71)
Comparable EBITDA	52.41)	44.81)
% of net sales	15.3	12.4

Comparable EBIT
Operating result	22.91)	25.11)
Less:
Total items affecting comparability	12.11)	1.71)
Comparable EBIT	35.0	26.8
% of net sales	10.2	7.5
__________________________________ 1) Audited.
3)	The following texts are inserted to replace the first and the second paragraphs of the section entitled “Selected Consolidated Financial Information – Selected Consolidated Financial Information of Arcus” on page 83 of the Merger Prospectus:

The following tables present selected consolidated financial information of Arcus as at and for the financial years ended 31 December 2020 and 31 December 2019. The selected consolidated financial information presented below has been derived from Arcus’ unaudited consolidated interim financial report as at and for the year ended 31 December 2020 prepared in accordance with “IAS 34 – Interim Financial Reporting”, and Arcus’ audited consolidated financial statements as at and for the year ended 31 December 2019, prepared in accordance with IFRS as adopted by the EU, all of which are incorporated by reference into this Merger Prospectus.

The selected consolidated financial information provided herein should be read together with “Certain matters – Presentation of Financial Information” and Arcus’ audited consolidated financial statements as at and for the year ended 31 December 2019 and unaudited consolidated interim financial report as at and for the year ended 31 December 2020 incorporated by reference into this Merger Prospectus.

4)	The following tables are inserted to replace the corresponding tables contained in the section entitled “Selected Consolidated Financial Information – Selected Consolidated Financial Information of Arcus” starting on page 83 of the Merger Prospectus:

Consolidated Income Statement

	For the year ended 31 December	For the year ended 31 December
	2020	2019
In NOK million, unless otherwise indicated	(unaudited)	(audited)
Operating revenue and expenses
Sales revenue	3,156	2,710
Other operating revenue	47	52
Total operating revenue	3,204	2,763
Net gain on sale of fixed assets	1	0
Cost of sales	-1,816	-1,601
Salaries and other personnel costs	-522	-439
Depreciation and amortisation	-124	-120
Other operating expenses	-327	-329
Share of profit from associated companies and jointly controlled Entities	3	4
Operating profit before other income and expenses	420	277
Other income and expenses	-98	-20
Operating profit	322	258

Interest income	14	22
Other financial income	101	30
Interest costs	-83	-99
Other financial costs	-80	-39
Net financial profit / loss	-48	-85

Profit before tax	274	172
Tax	-74	-39
Result for the period	200	133

Result for the period attributable to:
Non-controlling interest	3	11
Owners of the parent	197	1321

Earnings per share (NOK)
Earnings per share	2.89	1.94
Diluted earnings per share	2.80	1.85

__________________________________
1) Unaudited and restated. In the unaudited consolidated half-year financial report as at and for the six months ended 30 June 2020, Arcus has made a change regarding the presentation of the non-controlling interests’ share of profit, so that the profit shown in the income statement relates only to the non-controlling interests’ where there are no put options associated.

The comparative figures for the year ended 31 December 2019 were also changed.

Consolidated Statement of Comprehensive Income

	For the year ended 31 December	For the year ended 31 December
	2020	2019
In NOK million	(unaudited)	(audited)
Profit for the year	200	133

Items that will not be reclassified against the statement of income
Estimate deviations, pensions	0	-2
Tax on items that will not be reclassified against the statement of income	0	0
Total	0	-2

Items that may be reclassified against the statement of income
Translation differences on translation of foreign subsidiaries	69	-5
Tax on items that may be reclassified against the statement of income	0	0
Total	69	-5

Total comprehensive income for the period	269	127
Total comprehensive income attributable to:
Non-controlling interest	3	11
Parent company shareholders	266	1261

__________________________________
1) Unaudited and restated. In the unaudited consolidated half-year financial report as at and for the six months ended 30 June 2020, Arcus has made a change regarding the presentation of the non-controlling interests’ share of profit, so that the profit shown in the income statement relates only to the non-controlling interests’ where there are no put optins associated.

The comparative figures for the year ended 31 December 2019 were also changed.

Consolidated Balance Sheet

	As at 31 December	As at 31 December
	2020	2019
In NOK million	(unaudited)	(audited)
ASSETS
Intangible assets
Goodwill	1,088	1,048
Brands	877	854
Software	19	21
Total intangible assets	1,985	1,923

Tangible assets
Tangible fixed assets	161	152
Rights of use	1,231	1,279
Total tangible fixed assets	1,392	1,431

Deferred tax assets	49	86
Total financial assets	71	65
Total fixed assets	3,497	3,506

Current assets
Inventories	560	487
Receivables
Accounts receivables and other receivables	1,731	1,392
Cash and cash equivalents	482	205
Total current assets	2,772	2,084

TOTAL ASSETS	6,269	5,590

EQUITY AND LIABILITIES
Paid-in-equity
Share capital	1	1
Share premium	771	771
Total paid-in-equity	772	772
Retained earnings
Other equity	1,031	890
Total equity	1,803	1,662

Provisions
Deferred tax liability	113	101
Pension obligations	20	24
Liabilities at fair value through profit or loss	6	69
Other provisions for liabilities	0	0
Total provisions	139	194

Other non-current liabilities
Debt to financial institutions	778	704
Lease obligations	1,200	1,151
Other non-current liabilities	0	0
Total other non-current liabilities	1,978	1,855

Total non-current liabilities	2,117	2,050

Current liabilities
Debt to financial institutions	0	0
Liabilities at fair value through profit or loss	71	0
Lease obligations	76	154
Trade payables	2,195	1,719
Tax payable	7	5
Dividend payable	0	0
Total current liabilities	2,349	1,878

Total liabilities	4,466	3,928

TOTAL EQUITY AND LIABILITIES	6,269	5,590

Consolidated Statement of Cash Flows

	For the year ended 31 December	For the year ended 31 December
	2020	2019
In NOK million	(unaudited)	(audited)

Cash flow from operating activities
Profit before taxes	274	172
Depreciation and amortisation	124	120
Dividends received from associated companies and jointly controlled entities	1	0
Taxes paid	-15	-35
Net interest in period	81	98
Other items without cash effects	19	-6
Change in inventories	-73	-45
Change in receivables	-354	-39
Change in payables	476	-27
Net cash flow from operating activities	534	292

Cash flow from investment activities
Proceeds from sale of tangible and intangible fixed assets	1	0
Payments on acquisitions of tangible and intangible fixed assets	-31	-20
Payments on acquisitions of Brands	0	0
Payments on acquisition of operations	0	-51
Other investments	-13	0
Net cash flow from investing activities	-43	-71

Cash flow from financing activities
Payouts - co-investment program	0	-2
New debt to financial institutions	-3	0
Repayment on interest-bearing debt	-71	-66
Change other long term loans	0	1
Interest paid in period	-81	-97
Paid dividend and Group contributions	-118	-116
Other financing payments	0	-3
Net cash flow from financing activities	-272	-284

Effect of exchange rate fluctuations on cash and cash equivalents	58	-15

Net change in cash and cash equivalents	277	-78
Holdings of cash and cash equivalents as of beginning of period	205	283
Cash and cash equivalents at the end of the period	482	205

Consolidated Segment Information

	For the year ended 31 December	For the year ended 31 December
	2020	2019
In NOK million	(unaudited)	(unaudited, unless otherwise indicated)
In NOK million
Total operating revenues, external
Wine	1,933	1,594
Spirits	881	822
Logistics	345	303
Other and eliminations	45	44
Group total operating revenues, external	3,204	2,763

Adjusted EBITDA
Wine	277	161
Spirits	187	147
Logistics	0	14
Unallocated and adjustments, incl. IFRS16 effects	-18	56
Group EBITDA	445	377
Total adjustments	98	20
Group adjusted EBITDA	543	397
Depreciation and amortisation	124	120
Group adjusted operating result	420	277

Financial Key Figures

	As at and for the year ended 31 December	As at and for the year ended 31 December
	2020	2019
In NOK million, unless otherwise indicated	(unaudited)	(unaudited, unless otherwise indicated)
Total operating revenue	3,204	2,7631)
Adjusted EBITDA	543	397
Adjusted EBITDA margin, %	17.0%	14.4%
EBITDA	445	377
EBITDA margin, %	13.9%	13.7%
Adjusted operating result (EBIT)	420	277
Adjusted operating margin, %	13.1%	10.0%
Operating result	322	2581)
Result before taxes	274	1721)
Result for the period	200	1331)
Items affecting comparability	98	20
Cash and cash equivalents	482	2051)
Total equity	1,803	1,6621)
Net debt	1,576	1,807
Equity ratio, %	28.8%	29.7%
Net cash flow from operating activities	534	2921)
Earnings / share (Basic and diluted), NOK	2.89 (2.80)	1.94 (1.85)1)
Number of outstanding shares at the end of the period (1,000 shares)	68,023	68,023
__________________________________ 1) Audited.

Reconciliation of Alternative Performance Measures

	For the year ended 31 December	For the year ended 31 December
	2020	2019
In NOK million, unless otherwise indicated	(unaudited)	(unaudited, unless otherwise indicated)
Adjustments
Personnel policy and other organisational measures	5	9
Other transaction costs	85	10
Other non-recurring items	8	1
Total adjustments	98	20

Adjusted EBITDA
Operating result	322	2581)
Less:
Depreciation, amortisation and impairment	124	1201)
Total adjustments	98	20
Adjusted EBITDA	543	397
% of total operating revenue	17.0%	14.4%

Adjusted EBIT
Operating result	322	2581)
Less:
Total adjustments	98	20
Adjusted EBIT	420	277
% of total operating revenue	13.1%	10.0%
__________________________________ 1) Audited.

Supplements to the section “Information on Altia”

Due to the publication of the Financial Statements, the section of the Merger Prospectus entitled “Information on Altia” is supplemented as follows:

1)	The following texts and tables are inserted to replace the tables contained in the section entitled “Information on Altia – Business of Altia – Overview of the Business” on pages 102–103 of the Merger Prospectus:

The following table presents a selection of Altia’s key performance indicators for the for the years ended 31 December 2020 and 31 December 2019. See “Certain matters – Presentation of Financial and Certain Other Information – Historical Financial Information of Altia” and “Selected Consolidated Financial Information – Selected Consolidated Financial Information of Altia – Financial key figures” for further information on the calculation of Altia’s key performance indicators.

	For the year ended 31 December	For the year ended 31 December
	2020	2019
In EUR million, unless otherwise indicated	(audited, unless otherwise indicated)	(audited, unless otherwise indicated)
Net sales	342.4	359.6
Operating result	22.9	25.1
Comparable EBITDA2)	52.4	44.8
Comparable EBITDA, %2)	15.31)	12.41)
__________________________________
1) Unaudited.
2) Alternative performance measure. See “Selected Consolidated Financial Information – Selected Consolidated Financial Information of Altia – Reconciliation of Alternative Performance Measures”.

The following table presents external net sales of Altia by business segment for the for the years ended 31 December 2020 and 31 December 2019.

	For the year ended 31 December	For the year ended 31 December
	2020	2019
In EUR million, unless otherwise indicated	(audited)	(audited)
Finland & Exports	117.2	128.6
Scandinavia	123.9	120.7
Altia Industrial	101.2	110.2
Total	342.4	359.6

The following table presents Altia’s net sales by product category for the years ended 31 December 2020 and 31 December 2019.

	For the year ended 31 December	For the year ended 31 December
	2020	2019
In EUR million	(audited)	(audited)
Spirits	119.1	121.3
Wine	119.5	124.9
Other beverages	2.5	3.1
Industrial products and services	101.2	110.2
Total	342.4	359.6

The following table presents net sales of Altia by country for the years ended 31 December 2020 and 31 December 2019.

	For the year ended 31 December 2020	For the year ended 31 December 2019
In EUR million	(audited)	(audited)
Finland	193.5	211.7
Sweden	97.7	97.2
Norway	25.5	22.6
Estonia	9.1	9.3
Latvia	10.8	10.1
Denmark	0.3	2.8
Other countries	5.5	5.9
Total	342.4	359.6

2)	The following section is inserted to replace the section entitled “Information on Altia – Outlook and Trend Information – Outlook” on page 117 of the Merger Prospectus:

Outlook

This section “Outlook” contains forward-looking statements. These statements are not guarantees of Altia’s future financial performance. Altia’s actual result or financial position may differ in a material way from the result or financial position contained in or implied by the forward-looking statements. This may be due to several factors, which are described, among others, in sections “Risk factors” and “Certain Matters – Forward-looking statements”. This section “Outlook” concerns Altia as a separate company and should not be interpreted or construed to concern the Combined Company after the Effective Date. Undue reliance should not be placed on these forward-looking statements.

Market Outlook

The development of Altia’s business operations and profitability are affected by the competitive environment, the overall economic outlook and changes in alcohol taxation and regulation. Uncertainty related to changes in consumer buying behaviour and consumer demand continues. In addition, overall fluctuations of direct product costs affect the Group’s profitability.

Of Altia’s beverage sales channels, travel retail, exports and on-trade are restricted or closed due to COVID-19 restrictions. The recovery of these channels depends on the level and extent of government restrictions and recommendations and how consumer behaviour changes. The pace of recovery is difficult to estimate and is expected to vary across sales channels. Uncertainty in the economy and operating environment is high, and the risk of an economic slowdown is high.

Short-term outlook

Altia has decided to provide a short-term outlook but no guidance for 2021, due to the uncertainties caused by the Coronavirus pandemic and the low predictability for the full year 2021.In the first half of 2021, the Coronavirus pandemic is expected to impact travel retail, exports and on-trade. The channel shift in the monopoly markets is expected to continue for as long as travel retail and on-trade continue to be restricted. The situation is expected to stabilise earliest after the summer period.

In Altia Industrial, for the first half of 2021, the Coronavirus pandemic is expected to continue to impact contract manufacturing and industrial products in a significant way. The increased prices of imported ethanol puts pressure on technical ethanol margins. The barley prices have increased at the beginning of this year and the price level is expected to be higher than in 2020 until the new crop.

The recovery of the operating environment depends largely on the development of the Coronavirus pandemic, the progress of vaccinations, and changes in consumer behaviour.

Supplements to the section “Information on Arcus”

The section of the Merger Prospectus entitled “Information on Arcus” is supplemented as follows:

1)	Due to the publication of the Interim Report, the following tables are inserted to replace the tables contained in the section entitled “Information on Arcus – Business of Arcus – Overview of the Business” on pages 132–133 of the Merger Prospectus:

The following table presents a selection of Arcus’ key performance indicators for the years ended 31 December 2020 and 31 December 2019. See “Certain matters – Presentation of Financial and Certain Other Information – Historical Financial Information of Arcus” and “Selected Consolidated Financial Information – Selected Consolidated Financial Information of Arcus – Financial key figures” for further information on the calculation of Arcus’ key performance indicators.

	For the year ended 31 December	For the year ended 31 December
	2020	2019
In NOK million, unless otherwise indicated	(unaudited)	(unaudited, unless otherwise indicated)
Total operating revenue	3,204	2,7631)
Operating result	322	2581)
Adjusted EBITDA2)	543	397
Adjusted EBITDA, %2)	17.0	14.4

__________________________________
1) Audited.

2) Alternative performance measure. See “Selected Consolidated Financial Information – Selected Consolidated Financial Information of Arcus – Reconciliation of Alternative Performance Measures”.

The following table presents the total operating revenue of Arcus by country for the years ended 31 December 2020 and 31 December 2019.

	For the year ended 31 December	For the year ended 31 December
	2020	2019
In NOK million	(unaudited)	(audited)
Norway	1,538	1,125
Sweden	1,151	1,075
Finland	267	228
Denmark	157	156
Germany	56	57
USA	7	5
DFTR	25	112
Other international	2	6
Total	3,204	2,763

2)	Due to the publication of the Interim Report, the following table is inserted to replace the table contained in the section entitled “Information on Arcus – Business of Arcus – Business Areas” on page 137 of the Merger Prospectus:

The following table presents the total operating revenue of Arcus by business segment for the years ended 31 December 2020 and 31 December 2019.

	For the year ended 31 December	For the year ended 31 December
	2020	2019
In NOK million	(unaudited)	(audited)
Wine	1,942	1,603
Spirits	1,109	976
Logistics	373	328
Eliminations	-220	-144
Total	3,204	2,763

3)	Due to Altia and Arcus both obtaining the consents and waivers from the lenders under their existing senior facilities agreements in order for their existing financing arrangements to continue in force and survive the Merger, the last paragraph of the section entitled “Information on Arcus – Business of Arcus – Material Agreements – Arcus Senior Facilities Agreement” on page 141 of the Merger Prospectus is amended to read as follows:

The Arcus Senior Facilities Agreement contains customary events of default and customary terms on acceleration situations including payment defaults, breach of the financial covenant and breach of other provisions of the Arcus Senior Facilities Agreement as well as on cross-default. In addition, the Arcus Senior Facilities Agreement contains customary representations and information undertakings. The Arcus Senior Facilities Agreement contains a change of control clause. SEB has granted a waiver on 22 September 2020 in respect of change of control provisions etc.

Supplements to the section “Information Incorporated by Reference into this Merger Prospectus”

Due to the publication of the Financial Statements and the Interim Report, the section of the Merger Prospectus entitled “Information Incorporated by Reference into this Merger Prospectus” is supplemented as follows:

1)	The following text is inserted as the first bullet point under the section “Documents Incorporated by Reference into this Merger Prospectus – Altia”:

•	The report of the Board of Directors, audited consolidated financial statements, audited parent company financial statements and independent auditor’s report as at and for the year ended 31 December 2020 (included on pages 29 to 53 and 105 to 179 of Altia’s Annual Report for the year ended 31 December 2020);

2)	The following text is inserted as the first bullet point under the section “Documents Incorporated by Reference into this Merger Prospectus – Arcus”:

•	Arcus’ unaudited consolidated interim financial report as at and for the year ended 31 December 2020;

IMPORTANT INFORMATION

In a number of jurisdictions, in particular in Australia, Canada, Hong Kong, Japan and South Africa, the distribution of this Supplement may be subject to restrictions imposed by law (such as registration, admission, qualification and other regulations). No Merger Consideration Shares have been, or will be, registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”) or the securities laws of any state of the United States (as such term is defined in Regulation S under the U.S. Securities Act) and may not be offered, sold or delivered, directly or indirectly, in or into the United States absent registration, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the U.S. Securities Act and in compliance with any applicable state and other securities laws of the United States. This Supplement does not constitute an offer to sell or solicitation of an offer to buy any of the shares in the United States. In addition to Finland, Norway and the United States, no action has been or will be taken by Altia or Arcus to permit the possession or distribution of the Supplement (or any other offering or publicity materials or application form(s) relating to the Merger) in any jurisdiction where such distribution may otherwise lead to a breach of any law or regulatory requirement. Altia advises persons into whose possession this Supplement comes to inform themselves of and observe all possible applicable restrictions. The Merger Consideration Shares will be offered and sold in the United States in connection with the Merger in reliance upon the exemption from the registration requirements of the U.S. Securities Act provided by Rule 802 thereunder, see “Notice to Shareholders in the United States” below.

Neither the Supplement, any notification nor any other merger material may be distributed or published in any jurisdiction except under circumstances that will result in compliance with any applicable laws and regulations. Neither Altia, Arcus nor financial advisors of Altia and Arcus accept any legal responsibility for persons who have obtained the Supplement in violation of these restrictions, irrespective of whether these persons are prospective recipients of the Merger Consideration Shares. No actions have been taken to register or qualify the Merger Consideration Shares for public offer in any jurisdiction other than Finland, Norway and the United States.

Any disputes arising in connection with this Supplement will be settled exclusively by a court of competent jurisdiction in Finland. Investors must not construe the contents of this Supplement as legal, investment or tax advice. Each investor should consult such investor’s own counsel, accountant or business advisor as to legal, investment and tax advice and related matters pertaining to the Merger.

Nordea Bank Abp is acting exclusively for Altia in connection with the Merger and for no one else and will not be responsible to anyone other than Altia for providing the protections afforded to its clients or for providing advice in relation to the Merger. ABG Sundal Collier ASA is acting exclusively for Arcus in connection with the Merger and for no one else and will not be responsible to anyone other than Arcus for providing the protections afforded to its clients or for providing advice in relation to the Merger.

Notice to Shareholders in the United States

The Merger Consideration Shares have not been, and will not be, registered under the U.S. Securities Act and are being issued in reliance on the exemption from registration set forth in Rule 802 under the U.S. Securities Act. Altia is a Finnish company and Arcus is a Norwegian company. The Merger, including the information distributed in connection with the Merger and the related shareholder votes, is subject to disclosure, timing and procedural requirements of a non-U.S. country, which are different from those of the United States. The financial information included or referred to in this Supplement has been prepared in accordance with IFRS, which may not be comparable to the accounting standards, financial statements or financial information of U.S. companies or applicable in the United States.

It may be difficult for U.S. shareholders of Arcus to enforce their rights and any claim they may have arising under U.S. federal or state securities laws, since Altia and Arcus are not located in the United States, and all or some of their officers and directors are residents of non-U.S. jurisdictions. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment. U.S. shareholders of Arcus may not be able to sue Altia or Arcus or their respective officers and directors in a non-U.S. court for violations of U.S. laws, including federal securities laws, or at the least it may prove to be difficult to evidence such claims. Further, it may be difficult to compel Altia or Arcus and their affiliates to subject themselves to the jurisdiction of a U.S. court. In addition, there is substantial doubt as to the enforceability in a foreign country in original actions, or in actions for the enforcement of judgments of U.S. courts, based on the civil liability provisions of the U.S. federal securities laws.

Arcus’ shareholders should be aware that Altia is prohibited from purchasing Arcus’ shares otherwise than under the Merger, such as in open market or privately negotiated purchases, at any time during the pendency of the Merger under the Merger Plan.

The Merger Consideration Shares have not been and will not be listed on a U.S. securities exchange or quoted on any inter-dealer quotation system in the United States. Neither Altia nor Arcus intends to take any action to facilitate a market in the Merger Consideration Shares in the United States. The Merger Consideration Shares have not been approved or disapproved by the U.S. Securities and Exchange Commission, any state securities commission in the United States or any other regulatory authority in the United States, nor have any of the foregoing authorities passed comment upon, or endorsed the merit of, the Merger or the adequacy of this document. Any representation to the contrary is a criminal offence in the United States.

Notice to Shareholders in the United Kingdom

This Supplement is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 43 of the Financial Promotion Order (for example as shareholders in Arcus entitled to receive the merger consideration shares pursuant to the Norwegian Public Limited Liability Companies Act of 13 June 1997 No. 45, (iii) are persons falling within Article 49(2)(a) to (d) ("high net worth companies, unincorporated associations etc.") of the Financial Promotion Order, (iv) are outside the United Kingdom, or (v) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of the Merger Consideration Shares may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as "Relevant Persons"). This Supplement is directed only at Relevant Persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to Relevant Persons and will be engaged in only with Relevant Persons.

Notice to Shareholders in the European Economic Area

This Supplement has been prepared on the basis that any offer of the Merger Consideration Shares in any Member State of the European Economic Area (“EEA”) other than offers (the “Permitted Public Offers”) which are made prior to the Effective Date, and which are contemplated in the Supplement in Finland or Norway once the Supplement has been approved by the competent authority in Finland and published in accordance with the Prospectus Regulation, and in respect of which Altia has consented in writing to the use of the Supplement, will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of the Merger Consideration Shares. Accordingly any person making or intending to make an offer in that Member State of the Merger Consideration Shares which are the subject of the offer contemplated in this

Merger Prospectus, other than the Permitted Public Offers, may only do so in circumstances in which no obligation arises for Altia to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation, in each case, in relation to such offer. Altia has not authorised, nor does it authorise, the making of any offer (other than Permitted Public Offers) of the Merger Consideration Shares in circumstances in which an obligation arises for Altia to publish or supplement a prospectus for such offer.

In relation to each Member State of the EEA, with effect from and including 21 July 2019 (the “Prospectus Regulation Applicability Date”) no offer has been made and will not be made (other than a Permitted Public Offer) of the Merger Consideration Shares which are the subject of the offering contemplated by this Supplement to the public in that Member State, except that, with effect from and including the Prospectus Regulation Applicability Date, an offer of such Merger Consideration Shares is made to the public in that Member State:

a) to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

b) to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), as permitted under the Prospectus Regulation, subject to obtaining the prior consent of Altia for any such offer; or

c) in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no offer of the Merger Consideration Shares is made which would require Altia to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

In this section, the expression an offer of the Merger Consideration Shares to the public in relation to any Merger Consideration Shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Merger Consideration Shares to be offered so as to enable an investor to decide to purchase or subscribe to the Merger Consideration Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Regulation in that Member State.

The expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended), and includes any relevant implementing measure in the EEA Member State concerned.